EXHIBIT 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned, for good and valuable consideration consisting of their mutual commitments stated herein, hereby agree to joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D, including amendments thereto, with respect to the common stock € 0,45 par value per share of ICTS International N.V. and that this Agreement be included as an Exhibit to such joint filing. This agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 16th day of November 2006.

Xalladio Holding B.V.

N.P. Monteban	/s/ N.P. Monteban

Galladio Capital Management B.V.

Ernst-Willem van der Lee	/s/ Ernst-Willem van der Lee

Earnst Matthijs Hendrik van der Lee e/o

Ernst-Willem van der Lee

Ernst-Matthijs Hendrik van der Lee	/s/ Ernst-Matthijs Hendrik van der Lee

Ernst-Willem van der Lee	/s/ Ernst-Willem van der Lee

Nicolaas P. Monteban

Nicolaas P. Monteban	/s/ Nicolaas P. Monteban

Mark J. Rosman

Mark J. Rosman	/s/ Mark J. Rosman

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